Exhibit 10.2
FORM OF ADVANCING NOTE

$1,000,000.00	April 8, 2021

FOR VALUE RECEIVED, the undersigned (the "Maker") hereby promises to pay to the order of AmeriState Bank, an Oklahoma state banking corporation (the "Bank"), at the banking offices of the Bank in Atoka, Oklahoma at 113 S. Pennsylvania Street, Atoka, Oklahoma 74525-
2431, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) or such lesser amount as may be advanced hereunder, together with interest thereon from the date hereof on the unpaid balance of principal from time to time outstanding, at the rate of interest hereinafter specified. Accrued interest shall be due and payable monthly on the 8th day of each month through April 8, 2024. Thereafter, beginning on May 8, 2024, and continuing on the 8th day of each month thereafter until the Advancing Loan Maturity Date, Borrower shall make payments of principal and interest in an amount required to fully amortize the loan over the remaining term of the Note at the then current interest rate. The maturity date of the Advancing Note shall be April 8, 2031. All outstanding principal and interest shall be due and payable in full on the maturity date. All interest due hereon shall be computed on the actual number of days elapsed (365 or 366) based upon a 360-day year.

The rate of interest payable upon the indebtedness evidenced by this Advancing Note shall be fixed for a period of five (5) years at five point seven five percent (5.75%) per annum until April 8, 2026. The interest rate shall reset on such date and, thereafter, the rate shall be a fixed annual rate of interest equal to the Wall Street Journal Prime Rate plus two point five percent (2.50%), but in no event at a per annum contract rate which is greater than permitted by applicable law.

For the purposes of this Advancing Note, "Wall Street Journal Prime Rate" shall mean the annual rate of interest quoted in the Money Rates section of The Wall Street Journal. Should the Wall Street Journal Prime become unavailable during the term of the loan evidenced by the Advancing Note, then the Wall Street Journal Prime shall be a comparable substitute index selected and designated by the Bank and concerning which the Borrower is notified by the Bank, provided that the Bank shall apply such comparable substitute index to all similarly situated borrowers. Any change in the Wall Street Journal Prime Rate shall be effective as of the date of the change but the Wall Street Journal Prime Rate will not change more often than once each day.

The loan advances made by the Bank to the Maker, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Advancing Note, endorsed by the Bank on the schedules attached hereto or any continuation thereof.

This Note is one of ten (10) Advancing Notes described and defined in the Loan Agreement dated effective as of even date herewith, between the Maker and the Bank (as the same may be amended, restated or supplemented from time to time, the "Loan Agreement"), and evidences an Advancing Loan made by the Bank pursuant thereto. Capitalized terms used in this

Note but not defined herein shall have the respective meanings assigned to them in the Loan
Agreement.

This Note is issued pursuant to the Loan Agreement and is subject to and entitled to the benefits provided for in the Loan Agreement and the Security Instruments. The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of this Note upon the terms and conditions specified therein and other provisions, conditions and limitations relevant to this Note, including without limitation, expenses and costs.

Upon the occurrence of any Event of Default under the Loan Agreement, any of the Security Instruments or any of the other Loan Documents, the Bank shall have the right, immediately and without further action by it, to set off against this Note all money owed by the Bank in any capacity to the Maker or any other person who is or might be liable for payment hereof, whether or not due, and also to set off against all other liabilities of the Maker to the Bank all money owed by the Bank in any capacity to the Maker; and the Bank shall be deemed to have exercised such right of set off and to have made a charge against such money immediately upon the occurrence of such Default even though such charge is made or entered into the books of Bank subsequently thereto.

After default in the payment of any amount of principal or interest owing hereunder (whether on maturity, acceleration or otherwise) and any applicable cure period described in the Loan Agreement, or upon the occurrence of any Event of Default as described in the Loan Agreement dated effective as of even date herewith (said Loan Agreement, as the same may at any time hereafter be amended, supplemented or modified and in effect being herein collectively called the "Loan Agreement") and any applicable cure period described in the Loan Agreement, the entire unpaid principal and accrued and unpaid interest hereunder shall, at the sole option of the Bank, be accelerated and immediately become due and payable without notice by the Bank.

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings or this Note be placed in the hands of attorneys for collection after default, the Maker agrees to pay hereunder, in addition to the principal and interest due and payable hereon, reasonable attorneys' fees, court costs and other collection expenses incurred by the holder hereof.

The Maker hereby waives presentment for payment, demand, notice of nonpayment, protest and notice of protest with respect to any payment hereunder and agree to any extension of time with respect to any payment due hereunder, to any substitution or release of the security or collateral described in the Loan Agreement or the Security Instruments and to the addition or release of any party liable hereunder. No delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of such rights.

In the event Maker elects to prepay this Note, in whole or in part, during the first three (3) years after the date of the Advancing Note, a prepayment premium shall be payable by Maker equal to 3% of the principal balance of the Note at the time of prepayment without consideration of the planned prepayment. Thereafter, the Note may be prepaid at any time without any prepayment premium.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA.

MAKER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE OR ANY OTHER DEBT INSTRUMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED THEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND, THEREFORE, THE PARTIES AGREE THAT ANY LAWSUIT ARISING OUT OF THIS NOTE OR ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY AND ANY RIGHT TO A JURY TRIAL IS KNOWINGLY AND WILLINGLY WAIVED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

This Note is executed and delivered to the order of the Bank by the undersigned duly authorized officers of the Maker, pursuant to all necessary consents, actions and approvals of their respective directors, members and manager(s).

The provisions of the Loan Agreement concerning jurisdiction, venue and waiver of jury trial as set forth in Sections 9.7 and 9.15 thereof are incorporated herein by reference and made a part hereof for all purposes to the fullest extent permitted by applicable law with the same force and effect as if fully set forth herein and repeated herein verbatim.

Stabilis Solutions, Inc.
By:
Andrew L. Puhala
Sr. Vice President & CFO

(the "Maker")

DUE: April 8, 2031
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